EXHIBIT A

MANAGERS OF XP CONTROL LLC

Managers:

Guilherme Dias Fernandes Benchimol

Citizenship: Brazilian
Business Address: Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065
Present Principal Occupation: Chairman of the Board of Directors of XP Inc.

Bernardo Amaral Botelho

Citizenship: Brazilian
Business Address: Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065
Present Principal Occupation: Member of the Board of Directors of XP Inc.

Fabricio Cunha de Almeida

Citizenship: Brazilian
Business Address: Av. Chedid Jafet, 75, Torre Sul, 30th floor, Vila Olímpia – São Paulo, Brazil 04551-065
Present Principal Occupation: Member of the Board of Directors and General Counsel of XP Inc.

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